                                                                    Exhibit (12)

                            CONSUMERS ENERGY COMPANY
                       Ratio of Earnings to Fixed Charges
                             (Millions of Dollars)



                                           Twelve Months
                                                Ended
                                           March 31, 1997      1996      1995      1994      1993      1992
                                           --------------    --------  --------  --------  --------  --------
Earnings as defined (a)
-----------------------
Net Income (Loss)                               $ 290         $ 296     $ 255      $ 226     $ 198    $ (244)
Income taxes (benefits)                           148           150       133        107        91      (127)
Exclude equity basis subsidiaries to              (48)          (42)      (38)       (16)       (6)       12
Fixed charges as defined, adjusted to
  exclude capitalized interest of $1,
  $2, $2, $1, $1 and $1 million for the
  twelve months ended March 31, 1997
  and for the years ended December 31,
  1996, 1995, 1994, 1993 and 1992,
      respectively                                176           175       189        174       192       186
                                           -----------------------------------------------------------------

Earnings as defined                             $ 566         $ 579     $ 539      $ 491     $ 475    $ (173)
                                           =================================================================


Fixed charges as defined (a)
----------------------------
Interest on long-term debt                      $ 138         $ 139     $ 141      $ 136     $ 152    $  150
Estimated interest portion of lease rental          9             9        10         10        11        14
Other interest charges                             30            29        40         29        30        23
                                           -----------------------------------------------------------------

Fixed charges as defined                        $ 177         $ 177     $ 191      $ 175     $ 193    $  187
                                           =================================================================

Ratio of earnings to fixed charges               3.20          3.27      2.82       2.81      2.46         -


NOTES:
(a) Earnings and Fixed charges as defined instructions for Item 503 of Regulation S-K.

(b) For the year ended December 31, 1992, fixed charges exceeded earnings by $360 million. Earnings as defined include a $520 million pre-tax loss on the settlement of cost recovery issues relating to power purchases from the MCV Partnership partially offset by $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991. The ratio of earnings to fixed charges would have been 1.78 excluding these amounts.

                                                                    EXHIBIT (12)

                            CONSUMERS ENERGY COMPANY
           Ratio of Earnings to Fixed Charges and Preferred Dividends
                             (Millions of Dollars)



                                                      Twelve Months
                                                           Ended
                                                      March 31, 1997       1996       1995       1994      1993      1992
                                                      --------------      ------     ------     ------    ------    ------
Earnings as defined (a)
-------------------------------------
Net Income (Loss) after
  dividends on preferred stock                         $  254             $ 260       $ 227     $ 202     $ 187     $ (255)
Income taxes (benefits)                                   148               150         123       107        91       (127)
Exclude equity basis subsidiaries                         (48)              (42)        (38)      (16)       (6)        12
Fixed charges as defined, adjusted to
  exclude capitalized interest of $1,
  $2, $2, $1, $1 and $1 million and $15,
  $15, $15, $13, $6 and $6 for the twelve
  months ended March 31, 1997 and for the
  years ended December 31, 1996, 1995, 1994,
  1993 and 1992, respectively                             212               211         217       198       203        179
                                                      --------------------------------------------------------------------

Earnings as defined                                    $  566             $ 579       $ 539     $ 491     $ 475     $ (173)
                                                      ====================================================================


Fixed charges as defined (a)
----------------------------
Interest on Long-term debt                             $  138             $ 139       $ 141     $ 136     $ 152     $  150
Estimated interest portion of lease rental                  9                 9          10        10        11         14
Other interest charges                                     30                29          40        29        30         23
Preferred stock dividend requirement                       51                51          43        37        17         17
                                                      --------------------------------------------------------------------

 Fixed charges as defined                              $  228             $ 228       $ 234     $ 212     $ 210     $  204
                                                      ====================================================================

Ratio of earnings to fixed charges
  and preferred dividends                                2.48              2.54        2.30      2.32      2.26          -


NOTES:
(a) Earnings and Fixed charges and preferred dividends as defined instructions for Item 503 of Regulation S-K.

(b) For the year ended December 31, 1992, fixed charges and preferred dividends exceeded earnings by $377 million. Earnings as defined include a $520 million pre-tax loss on the settlement of cost recovery issues relating to power purchases from the MCV Partnership partially offset by $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991. The ratio of earnings to fixed charges and preferred dividends would have been 1.63 excluding these amounts.